INFORMATION
 101 South Hanley Road
 St. Louis, Missouri  63105
 314-863-1100

FOR IMMEDIATE RELEASE


                FURNITURE BRANDS INTERNATIONAL REPORTS SALES AND
               EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2001


St. Louis, Missouri, January 23, 2002 -- Furniture Brands International (NYSE:FBN) announced today operating results for the fourth quarter and full year ended December 31, 2001.

The announced results exclude the impact of the recently reported purchase of substantially all of the assets of Henredon Furniture Industries, Drexel Heritage Furnishings and Maitland-Smith, which became effective as of the close of business on December 28, 2001. The net assets acquired are included in the company's consolidated balance sheet as of December 31, 2001.

Net Sales

Net sales for the fourth quarter were $476.8 million, off 8.2% from the same quarter in 2000. For the full year 2001, net sales were $1,891.3 million, a decrease of 10.6% from the same period in 2000.

The decrease in sales during 2001 arose primarily from an overall softness in order trends that continued throughout the year, from the impact of major retailer failures, and from the company's previously reported program, now largely completed, to focus sales efforts away from doubtful and unprofitable accounts. Sales decreases were realized at each of the primary operating companies -- Broyhill, Lane and Thomasville -- with the greatest impact being at the higher price levels and in the case goods (wood) business. During the fourth quarter, the company saw an improvement in shipments at Broyhill and Lane, with results essentially flat for Broyhill and up modestly for Lane against the same quarter last year. Business at Thomasville, however, continued to be off significantly against the fourth quarter of 2000.

Net Earnings

Net earnings for the fourth quarter were $22.8 million, or $0.44 per diluted common share. Restructuring charges related to the realignment of selected domestic manufacturing operations totaled $3.0 million (net of an income tax benefit of $1.6 million) or $0.06 per common share. Other income, net included a gain related to the sale of a minority interest in a company which owns real estate, partially offset by additions to reserves related to certain discontinued operations. This non-operating income totaled $5.2 million (net of income tax expense of $2.8 million) or $0.10 per common share. Excluding the restructuring charges and the non-operating income, the company's net earnings would have been $20.6 million, or $0.40 per common share. Net earnings for the full year 2001 were $58.0 million or $1.13 per diluted common share. Excluding all asset impairment and other restructuring charges of $17.2 million or $0.33 per common share, as well as the non-operating income, net earnings for all of 2001 would have been $70.0 million, or $1.36 per common share.

Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (most of which will no longer be required beginning this year due to a change in accounting rules), the asset impairment and other restructuring charges as well as the non-operating income, the company would have reported diluted net earnings per common share of $0.44 for the fourth quarter and $1.55 for the full year 2001.

Management Comments

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands International, stated: "2001 was a challenging year for our industry and for our company. As the overall economy remained soft, our company saw declines in sales and earnings beyond the levels we expected at the start of the year. The continuing 'shake-out' in our industry has claimed several of the largest retailers and hundreds of smaller retailers, and is putting pressure on most of our competition.

"But this has been a year of great opportunity for Furniture Brands," Mr. Holliman continued. "Throughout 2001 we closed 12 of our 48 manufacturing and warehousing facilities, representing three million square feet of space. We eliminated over 3,000 jobs, representing some 15% of our workforce. Obviously, these initiatives had an impact on our earnings performance, but because of these bold steps we closed the year leaner and financially stronger than at any time in our recent history. I commend our talented management teams for these difficult but crucial decisions.

"Cash provided by operations during the year was extraordinary -- about $185 million. This enabled us to pay down almost $148 million in long-term debt and fund a substantial portion of our recently completed acquisition. Our strong cash flow has continued into the new year, and our balance sheet is in excellent condition."

Mr. Holliman continued: "We closed the year on a high note, with the acquisition of Henredon, Drexel Heritage and Maitland-Smith. This acquisition, which closed December 28, 2001, marks an important step for us. It establishes Furniture Brands International as the undisputed industry leader with the largest presence in the high end sector of our industry, and the industry's only full-line resource in all middle and upper price categories. We are excited about this acquisition -- an excitement shared by the management teams at the acquired companies. These companies provide us with leverage and information sharing opportunities that will make the whole much greater than its parts.

"During 2001 we continued to build our sourcing infrastructure in the Far East. Our unprecedented relationship with Outlook International continues to work to our competitive advantage. In December we announced a new partnership with Hong Kong Teakwood Works, which will dedicate all its facilities to the manufacture of Furniture Brands products -- a further demonstration of our commitment to the Far East as a source for higher price point products of exceptional quality. Most importantly, the acquisition now brings us state of the art owned manufacturing facilities in Asia. These initiatives will enable us to improve our operating profit margins while offering innovative products at a significant value to our customers. Furniture Brands will continue to lead the industry in offshore sourcing of quality furniture."

Outlook for 2002

"While we continue to see weak consumer spending in our sector, we are beginning to see signs the economy is firming up," Mr. Holliman stated. "Order trends in the fourth quarter of 2001 showed continued strength at Lane and modestly improved business at Broyhill -- both strong players in the middle and upper-middle price categories. While we have yet to see such a turnaround at the upper end, the cost savings initiatives we undertook during the year should position us for strong operating profit margin improvement as that business begins to turn as well. We continue to believe business overall will be essentially flat for the first half of 2002, with a recovery beginning at mid-year and accelerating through the second half. We are currently projecting earnings per share of $0.45-$0.50 in the first quarter of 2002 and $2.20-$2.30 for the full year."

Mr. Holliman concluded, "Where 2001 was a year of great challenges for our company, 2002 is a year of great potential. Our import strategy is sound and, regardless of a turn in the business environment, we should begin to see the benefits of the cost-savings measures we have completed in our domestic manufacturing facilities. In this new year we retain the same commitment to excellence that sustained and strengthened our companies during the difficult business climate of 2001. With our unrivaled brand names, our commitment to innovative products, our strong marketing programs, our solid balance sheet, and our talented management teams, we are positioned to increase market share and create significant value for our stockholders."

Furniture Brands International is an industry-leading branded consumer products company specializing in the manufacture and marketing of residential furniture. The company's brands are among the most recognizable names in the furniture industry, including Broyhill, Lane, Thomasville, Henredon, Drexel Heritage, and Maitland-Smith. The company's products cover a broad spectrum of style and price categories and are distributed through an extensive network of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected sales, earnings per share, profit margins, and cash flow for the first quarter and full year 2002, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports.

A conference call to discuss the fourth quarter and full year 2001 results will be held at 7:30 a.m. (Central Time) on January 24, 2002. The call can be accessed at www.streetevents.com, or on the company's website www.furniturebrands.com.


                         FURNITURE BRANDS INTERNATIONAL
                         CONSOLIDATED OPERATING RESULTS
                     (Dollars in thousands except per share)


                                                                       Three Months Ended                Twelve Months Ended
                                                                         December 31,                         December 31,
                                                                   2001               2000              2001               2000
                                                                -----------         ----------      -------------      -------------

Net sales...................................................     $476,801            $519,467        $1,891,313         $2,116,239
Costs and expenses:
  Cost of operations........................................      354,395             381,044         1,387,632          1,529,874
  Selling, general and administrative expenses..............       79,443              89,920           330,835            335,596
  Depreciation and amortization (A).........................       12,237              12,760            55,767             58,155
  Asset impairment charges..................................         -                    -              18,000              -
                                                                ----------          ---------        ------------       -----------
Earnings from operations....................................       30,726              35,743            99,079            192,614

Interest expense............................................        4,479               8,745            21,984             36,389
Other income, net...........................................        8,390               7,674            10,599              9,772
                                                                ----------          ----------       -------------      -----------
Earnings before income tax expense
   and extraordinary item...................................       34,637              34,672            87,694            165,997
Income tax expense..........................................       11,806              10,365            29,664             57,574
                                                                ----------          ---------        ------------       ------------
Net earnings before extraordinary item......................       22,831              24,307            58,030            108,423
Extraordinary item (B)......................................          -                   -                 -               (2,522)
                                                                ----------          ----------       -------------      ------------
Net earnings................................................     $ 22,831           $  24,307        $   58,030         $  105,901
                                                                ==========          ==========       =============      ============

Net earnings per common share (diluted):
    As reported -
      Before extraordinary item.............................        $0.44               $0.48             $1.13              $2.15
      Extraordinary item....................................          -                  -                  -                (0.05)
                                                                   -------             -------            ------            -------
        Total...............................................        $0.44               $0.48             $1.13              $2.10
                                                                   ======              ======             ======            =======

    As adjusted - (C)
      Before extraordinary item.............................        $0.44               $0.53             $1.55              $2.36
      Extraordinary item....................................          -                   -                 -                (0.05)
                                                                   -------             -------            ------            -------
        Total...............................................        $0.44               $0.53             $1.55              $2.31
                                                                   =======             =======            ======            =======

Average diluted common shares
  outstanding (in thousands)................................       51,526              50,504             51,325             50,443
                                                                   =======             =======            =======           =======

(A) Includes $2,809 and $3,267 for the three months ended December 31, 2001 and 2000, respectively, and $12,128 and $13,546 for the twelve months ended December 31, 2001 and 2000, respectively, related to the 1992 asset revaluation.

(B)  Early extinguishment of debt, net of tax benefit.

(C) Adjusted to remove the depreciation and amortization related to the 1992 asset revaluation, the asset impairment charges and employee severance and other closing costs related to the 2001 restructuring of selected domestic manufacturing operations, the 2001 gain from divestiture of a minority interest in a company which leases exhibition space to furniture and accessory manufacturers and a 2001 increase in reserves related to certain discontinued operations, net of tax benefit.




                         FURNITURE BRANDS INTERNATIONAL

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)




                                                                                    December 31,           December 31,
                                                                                            2001                   2000
                                                                              ------------------      -----------------
Assets                                                                               (A)

Current assets:
  Cash and cash equivalents..........................................              $      15,785           $     14,606
  Receivables, net...................................................                    362,208                351,804
  Inventories........................................................                    369,807                294,454
  Prepaid expenses and other current assets .........................                     28,995                 30,717
                                                                                   -------------          -------------
    Total current assets ............................................                    776,795                691,581
Net property, plant and equipment ...................................                    321,640                303,235
Intangible assets....................................................                    365,728                289,895
Other assets.........................................................                     37,030                 20,127
                                                                                   -------------          -------------
                                                                                      $1,501,193             $1,304,838
                                                                                      ==========             ==========

Liabilities and Shareholders' Equity

Current liabilities:
  Accrued interest expense ..........................................              $       2,805          $       7,646
  Accounts payable and other accrued expenses .......................                    176,761                135,472
                                                                                    ------------           ------------
    Total current liabilities........................................                    179,566                143,118
Long-term debt ......................................................                    454,400                462,000
Other long-term liabilities..........................................                    107,568                115,815

Shareholders' equity ................................................                    759,659                583,905
                                                                                    ------------           ------------
                                                                                      $1,501,193             $1,304,838
                                                                                      ==========             ==========




(A) The consolidated condensed balance sheet as of December 31, 2001 includes the assets acquired and liabilities assumed by the company in the acquisition of Henredon Furniture Industries, Drexel Heritage Furnishings, and Maitland-Smith as of the close of business on December 28, 2001.